                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
                                 SS & CO., INC.,
                                 SENERCOMM, INC.
                                       AND
                            VERSO TECHNOLOGIES, INC.

                                TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----

ARTICLE I - THE MERGER............................................................1
      1.1  THE MERGER.............................................................1
      1.2  SURVIVING CORPORATION..................................................1
      1.3  MERGER CONSIDERATION...................................................1
      1.4  CONVERSION OF SHARES...................................................2
      1.5  CLOSING................................................................2
      1.6  ARTICLES OF INCORPORATION..............................................2
      1.7  BYLAWS.................................................................2
      1.8  DIRECTORS AND OFFICERS.................................................2

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF ACQUISITION CORP...................2
      2.1  ORGANIZATION AND QUALIFICATION.........................................2
      2.2  AUTHORITY; NON-CONTRAVENTION; APPROVALS................................3
      2.3  BROKERS AND FINDERS....................................................3

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF VERSO AND SENERCOMM...............4
      3.1  ORGANIZATION AND QUALIFICATION.........................................4
      3.2  CAPITALIZATION.........................................................4
      3.3  AUTHORITY; NON-CONTRAVENTION; APPROVALS................................5
      3.4  SENERCOMM BALANCE SHEET................................................6
      3.5  CONTRACTS; OTHER OBLIGATIONS AND LIABILITIES...........................6
      3.6  LITIGATION.............................................................6
      3.7  NO VIOLATION OF LAW....................................................6
      3.8  ENVIRONMENTAL..........................................................6
      3.9  TAXES 7
      3.10 BROKERS AND FINDERS....................................................8

ARTICLE IV - CONDUCT OF BUSINESS PENDING THE MERGER...............................8
      4.1  CONDUCT OF BUSINESS BY SENERCOMM PENDING THE TRANSACTION...............8
      4.2  ACTIONS BY GOMEZ.......................................................9

ARTICLE V - ADDITIONAL AGREEMENTS.................................................9
      5.1  RETURN OF INFORMATION..................................................9
      5.2  EXPENSES AND FEES......................................................9


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
      5.3  AGREEMENT TO COOPERATE................................................10
      5.4  PUBLIC STATEMENTS.....................................................10
      5.5  NOTIFICATION OF CERTAIN MATTERS.......................................10
      5.6  DIRECTORS' AND OFFICERS' INDEMNIFICATION..............................10
      5.7  EMPLOYMENT AND CONSULTING AGREEMENTS..................................10
      5.8  TAXES.................................................................10
      5.9  POST-CLOSING COOPERATION..............................................11
      5.10 INSURANCE PLANS.......................................................12

ARTICLE VI - CONDITIONS..........................................................12
      6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSACTION.......12
      6.2  CONDITION TO VERSO'S AND SENERCOMM'S OBLIGATIONS......................12
      6.3  CONDITIONS TO ACQUISITION CORP.'S OBLIGATIONS.........................13

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER..................................14
      7.1  TERMINATION...........................................................14
      7.2  EFFECT OF TERMINATION.................................................14
      7.3  AMENDMENT.............................................................15
      7.4  WAIVER................................................................15

ARTICLE VIII - NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.............15
      8.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES............................15
      8.2  RELIANCE..............................................................15
      8.3  NATURE OF STATEMENTS..................................................16

ARTICLE IX - INDEMNIFICATION.....................................................16
      9.1  INDEMNIFICATION BY VERSO..............................................16
      9.2  INDEMNIFICATION BY THE SURVIVING CORPORATION..........................16
      9.3  THIRD PARTY CLAIMS....................................................17
      9.4  CLAIMS BETWEEN THE PARTIES............................................18

ARTICLE X - GENERAL PROVISIONS...................................................19
      10.1 NOTICES...............................................................19
      10.2 INTERPRETATION........................................................20
      10.3 MISCELLANEOUS.........................................................20
      10.4 COUNTERPARTS..........................................................20
      10.5 PARTIES IN INTEREST...................................................20


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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of January 10, 2001 ("AGREEMENT"), is made and entered into by and among SS & Co., Inc., a Florida corporation ("ACQUISITION CORP."), Senercomm, Inc., a Florida corporation ("SENERCOMM"), and Verso Technologies, Inc., a Minnesota corporation ("VERSO").

                                    RECITALS

         A. The Boards of Directors of Acquisition Corp., Senercomm and Verso each have approved the merger of Senercomm with and into Acquisition Corp. upon the terms and subject to the conditions set forth herein (the "MERGER") and deem it advisable and in the best interests of their respective shareholders that the Merger be consummated.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1. THE MERGER. Simultaneously with the Closing (defined below), the parties hereto will effect the Merger by filing the required number of originals of the articles of merger with the Florida Secretary of State. The Merger will become effective at the time specified in the articles of merger (the "EFFECTIVE TIME").

         1.2. SURVIVING CORPORATION. At the Effective Time, Senercomm will be merged with and into Acquisition Corp., in accordance with the applicable provisions of the Florida Business Corporation Act, whereupon the separate existence of Senercomm will cease and Acquisition Corp. will continue as the surviving corporation (the "Surviving Corporation"). The identity, existence, rights, privileges, powers, franchises, properties and assets of Acquisition Corp. shall continue unaffected and unimpaired by the Merger, and all of the rights, privileges, powers, franchises, properties, and assets of Senercomm shall be vested in the Surviving Corporation.

         1.3. MERGER CONSIDERATION. As consideration for the Merger, Acquisition Corp., at the Closing, shall execute and deliver to Verso a Promissory Note (the "NOTE") in the principal amount of $250,000 in the form attached to this Agreement as Exhibit A. To secure Acquisition Corp.'s obligations under the Note, at the Closing, Acquisition Corp. shall execute and deliver to Verso a Security Agreement (the "SECURITY AGREEMENT") in the form attached to this Agreement as Exhibit B.

         1.4.     CONVERSION OF SHARES. At the Effective Time:

                  (a) Each share of Senercomm common stock outstanding immediately prior thereto (the "SENERCOMM STOCK") shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled.

                  (b) Each share of common stock of Acquisition Corp. issued and outstanding immediately prior thereto will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the common stock of the Surviving Corporation.

                  (c) Verso will cease to have any rights as a shareholder of Senercomm.

         1.5. CLOSING. The closing (the "CLOSING") of the Merger shall take place at the offices of Verso or another location mutually agreeable to the parties as promptly as practicable (but in any event within three business days) following the date on which the last of the conditions set forth in Article VI is fulfilled or waived, or at such other time and place as the parties shall agree. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE."

         1.6. ARTICLES OF INCORPORATION. The articles of incorporation of Acquisition Corp. as in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Corporation until further amended in accordance with applicable law.

         1.7. BYLAWS. The bylaws of Acquisition Corp. as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until amended or repealed in accordance with applicable law.

         1.8. DIRECTORS AND OFFICERS. Immediately after the Effective Time of the Merger, the directors and officers of the Surviving Corporation will be as set forth below, and will serve in such capacities until their respective successors are duly elected and qualified:

Person                              Position(s)
------                              -----------

Larry Gomez                         Sole Director, President, Secretary and
                                    Treasurer

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF ACQUISITION CORP.

         Acquisition Corp. represents and warrants to Verso and Senercomm that:

         2.1. ORGANIZATION AND QUALIFICATION. Acquisition Corp. is a corporation duly incorporated, validly existing and in good standing under the laws of Florida, and has the


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requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.
Acquisition Corp. is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of Acquisition Corp.'s charter (to be filed) and by-laws, including all amendments, shall be delivered to Verso prior to the Closing Date.

         2.2.     AUTHORITY; NON-CONTRAVENTION; APPROVALS.

                  (a) Acquisition Corp. has full corporate power and authority to enter into this Agreement and to consummate the Merger. The sole shareholder and the board of directors of Acquisition Corp. have (i) determined that participating in the Merger is in Acquisition Corp.'s best interests and (ii) approved this Agreement and the Merger. No other corporate proceedings on the part of Acquisition Corp. are necessary to authorize the execution and delivery of this Agreement or the consummation by Acquisition Corp. of the Merger contemplated hereby. This Agreement has been duly executed and delivered by Acquisition Corp., and, assuming the due authorization, execution and delivery hereof by Verso and Senercomm, constitutes a valid and legally binding agreement of Acquisition Corp. enforceable against it in accordance with its terms, except that such enforcement may be subject to (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (y) general equitable principles.

                  (b) The execution and delivery of this Agreement by Acquisition Corp. does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquisition Corp. under any of the terms, conditions or provisions of (i) Acquisition Corp.'s charter and by-laws, or (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Acquisition Corp. or any of its properties or assets. The consummation by Acquisition Corp. of the Merger will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) or
         (ii) of the preceding sentence.

                  (c) Except for the filing of articles of merger with the Florida Secretary of State, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Acquisition Corp. or the consummation by Acquisition Corp. of the Merger contemplated hereby.

         2.3. BROKERS AND FINDERS. Acquisition Corp. has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of


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Acquisition Corp. to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the Merger.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF VERSO AND SENERCOMM

         Verso and Senercomm represent and warrant to Acquisition Corp. that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of each of Verso and Senercomm (the "DISCLOSURE SCHEDULE") as attached hereto and made a part hereof, it being agreed that disclosure of any item on the Disclosure Schedule shall be deemed disclosure with respect to all sections of this Agreement:

         3.1. ORGANIZATION AND QUALIFICATION. Senercomm is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Florida and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Senercomm is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, be probable of resulting in a liability, claim, loss or expense of greater than $30,000 (a "SENERCOMM MATERIAL ADVERSE EFFECT"). True, accurate and complete copies of Senercomm's charter and by-laws, in each case as in effect on the date hereof, including all amendments, have heretofore been delivered to Acquisition Corp.

         3.2.     CAPITALIZATION.

                  (a) The authorized capital stock of Senercomm consists of 100,000 shares of common stock. As of the date hereof (i) 100,000 shares of the authorized common stock of Senercomm were validly issued and are fully paid, nonassessable and free of preemptive rights, all of which are issued to Verso, and (ii) no shares of the common stock of Senercomm were held in the treasury of Senercomm.

                  (b) As of the date hereof, other than that certain stock pledge in favor of PNC Bank National Association ("PNC"), dated March 14, 2000, as amended, Verso owns of record and beneficially all of the shares of Senercomm Stock, free and clear of all liens, security interests, rights of redemption and other encumbrances, and there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Senercomm to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of the capital stock of Senercomm or obligating Senercomm to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Senercomm is a party or is bound with respect to the voting of any shares of capital stock


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         of Senercomm.

         3.3.     AUTHORITY; NON-CONTRAVENTION; APPROVALS.

                  (a) Verso and Senercomm have full corporate power and authority to enter into this Agreement and to consummate the Merger. The board of directors of Verso has (i) determined that participating in the Merger is in Verso's best interests and (ii) approved this Agreement and the Merger. The sole shareholder and the board of directors of Senercomm have (i) determined that participating in the Merger is in Senercomm's best interests and (ii) approved this Agreement and the Merger. No other corporate proceedings on the part of Verso or Senercomm are necessary to authorize the execution and delivery of this Agreement or the consummation by Verso or Senercomm of the Merger. This Agreement has been duly executed and delivered by Verso and Senercomm and, assuming the due authorization, execution and delivery hereof by Acquisition Corp., constitutes a valid and legally binding agreement of Verso and Senercomm, enforceable against Verso and Senercomm in accordance with its terms, except that such enforcement may be subject to (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (y) general equitable principles.

                  (b) The execution and delivery of this Agreement by Verso and Senercomm does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Verso and Senercomm under any of the terms, conditions or provisions of (i) the charter or by-laws of Verso or Senercomm, or (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Verso or Senercomm or any of their properties or assets. The consummation by Verso and Senercomm of the Merger will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) or
         (ii) of the preceding sentence. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clause (ii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not be probable of resulting in a Senercomm Material Adverse Effect.

                  (c) Except for the filing of articles of merger with the Florida Secretary of State, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Verso or Senercomm or the consummation by Verso or Senercomm of the Merger, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case


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

         may be, would not be probable of resulting in a Senercomm Material Adverse Effect.

         3.4. SENERCOMM BALANCE SHEET. The attached Exhibit C sets forth the November 30, 2000 balance sheet of Senercomm (the "SENERCOMM BALANCE SHEET"), which was prepared by Larry Gomez ("GOMEZ"), the President of Senercomm and the sole shareholder of Acquisition Corp. Except as may be known by Gomez or Emery Mills (collectively, the "MANAGEMENT GROUP"), to Verso's knowledge, (a) Senercomm owns each of the assets set forth on the Senercomm Balance Sheet, and
(b) there are no liabilities that through the application of generally accepted accounting principles should be, but are not, set forth on the Senercomm Balance Sheet.

         3.5. CONTRACTS; OTHER OBLIGATIONS AND LIABILITIES. Except as may be known by any member of the Management Group, to Verso's knowledge, there are no material contracts to which Senercomm is a party or by which it is bound other than those set forth on the attached Exhibit D, which was prepared by Gomez, and Senercomm has no material obligations or liabilities other than those set forth on the attached Exhibit C and Exhibit D.

         3.6. LITIGATION. Except as may be known by any member of the Management Group, to Verso's knowledge, other than the items set forth on the attached Exhibit E, which was prepared by Gomez, (a) there are no claims, suits, actions, arbitrations or proceedings against, relating to or affecting Senercomm before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would be probable of resulting in a Senercomm Material Adverse Effect, and (b) no acts, facts, circumstances, events or conditions currently exist which are the basis for any such claim, suit, action, arbitration or proceeding.

         3.7. NO VIOLATION OF LAW. Except as set forth in Section 3.7 of the Disclosure Schedule and except as may be known by any member of the Management Group, to Verso's knowledge, Senercomm is not in violation of and has not been given notice or been charged by any governmental agency with any violation of, any United States federal or state law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any United States labor, human rights and occupational health and safety law, workers compensation, employment standards or environmental law, ordinance or regulation) of any United States federal or state governmental or regulatory body or authority, except for violations which, in the aggregate, would not be probable of resulting in a Senercomm Material Adverse Effect.

         3.8. ENVIRONMENTAL. Except as set forth in Section 3.8 of the Disclosure Schedule and except as may be known by any member of the Management Group, to Verso's knowledge:

                  (a) there are no inquires, litigation proceedings or other proceedings, pending or threatened, with regard to the current or prior conduct of Senercomm's business with respect to any law relating to the regulation or protection of human health, safety or the environment ("ENVIRONMENTAL LAWS") concerning air, soil or water quality, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or words of similar import (collectively, "HAZARDOUS MATERIALS") into the environment; and

                  (b) no oral or written notification of a release of Hazardous Materials in connection with the operation of Senercomm's business has been filed by or on behalf of Senercomm, and no site or facility now or previously owned, operated or leased by Senercomm is listed or proposed for listing on any federal, state or local list of sites requiring investigation or clean-up.

         3.9.     TAXES.

                  (a) Except as set forth in Section 3.9 of the Disclosure Schedule, Verso has, or will as of the Closing Date have, (i) duly filed with the appropriate governmental authorities all Tax Returns (defined in Section 3.9(c)) required to be filed by it for all periods ending prior to the Effective Time, other than those Tax Returns the failure of which to file would not result in a Senercomm Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full all Taxes (defined in Section 3.9(b)) for all past and current periods up to and including the Effective Time.

                  (b) For purposes of this Agreement, the term "TAXES" shall mean taxes, imposts, rates, assessments, governmental fees, duties, charges or levies of any nature imposed by any taxing or other governmental agency, authority, arbitrator, bureau, board, commission, court, department, official, tribunal or other instrumentality of the United States, or any state, city, county municipality or other political subdivision thereof, including, without limitation, income, gains, capital gains, surtax, capital, franchise and capital stock taxes, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees' income withholding, back-up withholding, withholding on payments to foreign persons, social security, employment insurance, worker's compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes (including interest, penalties or additions to tax in respect of the foregoing).

                  (c) For purposes of this Agreement, the term "TAX RETURN" shall mean any return, report or other document required to be supplied to a taxing authority within the United States in connection with Taxes, including any amendment thereto arising from any audit or similar proceeding.


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

         3.10. BROKERS AND FINDERS. Neither Verso nor Senercomm has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Verso or Senercomm to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the Merger.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

         4.1. CONDUCT OF BUSINESS BY SENERCOMM PENDING THE TRANSACTION. Except as otherwise contemplated by this Agreement or disclosed in the Disclosure Schedule, after the date hereof and before the Effective Time or earlier termination of this Agreement, Verso shall not take any action or fail to take any action, nor shall Verso cause Senercomm to take any action or fail to take any action, which could reasonably be expected to cause Senercomm to:

                  (a) conduct its business other than in the ordinary and usual course of business and consistent with past practice;

                  (b)      (i) amend or propose to amend its charter or by-laws,
         (ii) split, combine or reclassify its outstanding capital stock, or
         (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

                  (c) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

                  (d) (i) incur or become contingently or comparatively liable with respect to any indebtedness for borrowed money other than borrowings in the ordinary course of business (other than pursuant to credit facilities) or borrowings under the existing credit facilities of Verso and Senercomm as such facilities may be amended in a manner that does not have a Senercomm Material Adverse Effect (the "EXISTING CREDIT FACILITIES") as shown in Section 4.1(d) of the Disclosure Schedule, up to the existing borrowing limit on the date hereof; (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business, (iv) sell, pledge, dispose of or encumber any material assets other than (A) sales of assets in the ordinary course of business, and (B) pledges or encumbrances pursuant to Existing Credit Facilities or other permitted borrowings, or (v) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that notwithstanding the foregoing Senercomm may sell or acquire any such assets or business as Acquisition Corp. may in its discretion consent to in writing;

                  (e) fail to use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it and not engage in any action, directly or indirectly, with the intent to adversely impact the Merger; provided, however, that the President of Senercomm shall retain full power at his sole discretion as to employment decisions as to key and other employees;

                  (f) fail to use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice; or

                  (g) fail to maintain in place for all employees of Senercomm existing health insurance and other insurance plans.

         Notwithstanding the foregoing, Acquisition Corp. acknowledges and agrees that since November 29, 2000, Verso has caused, and after the date hereof and before the Effective Time Verso may cause, Senercomm to be operated on a cash-neutral basis; provided, however, that during such periods, all funds received in Verso's lockbox related to Senercomm's operations shall be made available for payment to or on behalf of Senercomm.

         4.2. ACTIONS BY GOMEZ. Gomez agrees that he will not knowingly take any action, or indirectly and knowingly cause to be taken any action, which would cause Senercomm to violate the provisions of Section 4.1.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1. RETURN OF INFORMATION. If this Agreement is terminated in accordance with its terms, Acquisition Corp. shall promptly redeliver to Verso and Senercomm all nonpublic written material provided by Verso and Senercomm and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Acquisition Corp. based on the information in such material shall be destroyed (and Acquisition Corp. shall cause its advisors and representatives similarly to destroy their documents, memoranda and notes), and such destruction shall be certified in writing by an authorized officer supervising such destruction.

         5.2. EXPENSES AND FEES. Expenses (as defined in this Section 5.2) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses. For purposes of this Agreement, the term "EXPENSES" shall mean, with respect to any party hereto, all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger.

         5.3. AGREEMENT TO COOPERATE. Subject to the terms and conditions herein provided and subject to the fiduciary duties of the boards of directors of each of the parties, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

         5.4. PUBLIC STATEMENTS. The parties shall consult with each other before issuing any press release or any written or oral public statement with respect to this Agreement or the Merger contemplated hereby and shall not issue any such press release or written or oral public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         5.5. NOTIFICATION OF CERTAIN MATTERS. Each of Acquisition Corp., Verso and Senercomm agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Closing Date and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         5.6. DIRECTORS' AND OFFICERS' INDEMNIFICATION. The indemnification provisions of the charter and by-laws of Senercomm as in effect at the date hereof shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Senercomm. Verso and the members of the Management Group know of no event that would require such indemnification.

         5.7. EMPLOYMENT AND CONSULTING AGREEMENTS. From and after the Effective Time, the Surviving Corporation shall honor in accordance with their terms, employment, severance, and other compensation contracts between Senercomm and current or former directors, officers or employees thereof, as shown in
Section 5.7 of the Disclosure Schedule.

         5.8.     TAXES.

                  (a) Verso will include the income of Senercomm on Verso's consolidated federal income tax return and corresponding state tax returns for all periods through the Effective Time and pay any federal and state income taxes attributable to such income. The Surviving Corporation will furnish tax information to Verso for inclusion in Verso's federal consolidated income tax return for the period which includes the Effective Time in accordance with Senercomm's past custom and practice. Verso will take no position on such returns that would adversely affect the Surviving Corporation after the Effective Time, unless such position would be reasonable in the case of a person that owned Senercomm both before and after the Effective Time. The income of Senercomm will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of Senercomm as of the end of the Closing Date.

                  (b) At Verso's request, Acquisition Corp. will make or join with Verso in making any election with respect to federal or state taxes.

                  (c) Verso will allow Surviving Corporation and its counsel to participate at its own expense in any audits of Verso's consolidated federal income tax returns to the extent that such returns relate to Senercomm. Verso will not settle any such audit in a manner which would adversely affect the Surviving Corporation after the Effective Time without the prior written consent of the Surviving Corporation, which consent shall not unreasonably be withheld.

                  (d) The Surviving Corporation and Verso shall each be responsible for paying 50% of all taxes payable with respect to the New York state tax audit disclosed in Section 3.9 of the Disclosure Schedule; provided, however, that Verso's liability with respect to such taxes shall be limited to $25,000 and the Surviving Corporation shall be responsible for any amount greater than such amount for which Verso would otherwise be responsible.

         5.9.     POST-CLOSING COOPERATION.

                  (a) The Surviving Corporation and Verso will cooperate fully with each other in connection with (i) the preparation and filing of any federal, state or local tax returns of Verso and Senercomm for taxable periods ending on or before the Effective Time; (ii) any financial or tax audit; (iii) any proceeding relating to any federal, state or local tax matters concerning Verso (if such matters relate to Senercomm) and Senercomm; and (iv) any litigation, proceeding, investigation or regulatory or governmental matter or proceeding concerning Verso (if such matters relate to Senercomm) or Senercomm. Such cooperation will include, without limitation, the furnishing or making available of such of the party's records as may be necessary or helpful in connection therewith. The party seeking assistance shall reimburse the part providing assistance for any reasonable expenses incurred by the latter in connection with the matters provided for in this Section 5.9.

                  (b) On and after the Closing Date, Verso shall, and shall cause its subsidiaries and affiliates to, prepare, execute and deliver such further instruments of conveyance, sale, assignment or transfer, as the Surviving Corporation shall reasonably request in order to transfer, assign or maintain any contract, license, permit or other item or matter owned or used by Senercomm before the Closing Date which is essential to the Surviving Corporation's business.

         5.10. INSURANCE PLANS. Before the Closing Date, Verso and Senercomm will cooperate fully with Acquisition Corp. in connection with establishing health insurance and other insurance plans to cover the Surviving Corporation's employees after the Closing.

                                   ARTICLE VI

                                   CONDITIONS

         6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSACTION. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or before the Closing Date of the following conditions:

                  (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Acquisition Corp. and Senercomm under applicable law;

                  (b) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted);

                  (c) no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency which would prevent the consummation of the Merger or make the Merger illegal;

                  (d) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger contemplated hereby shall have been obtained and be in effect at the Closing Date, except where the failure to obtain the same would not be reasonably likely, individually or in the aggregate, to result in a Senercomm Material Adverse Effect following the Closing Date; and

                  (e) all intercompany debt and obligations between Senercomm and Verso and between Senercomm and any of Verso's affiliates shall have been cancelled; provided, however, that this Section 6.1(e) shall have no effect on the trade payable obligations of AremisSoft Corporation or its affiliates ("AremisSoft") to Senercomm that were assumed by AremisSoft when it acquired certain non-U.S. subsidiaries of Verso.

         6.2. CONDITION TO VERSO'S AND SENERCOMM'S OBLIGATIONS. Unless waived by Verso and Senercomm, the obligation of Verso and Senercomm to effect the Merger shall be subject to the fulfillment at or before the Closing Date of the conditions that:

                  (a) Acquisition Corp. shall have performed in all material respects its agreements contained in this Agreement required to be performed on or before the Closing Date and the representations and warranties of Acquisition Corp. contained in this Agreement shall be true and correct on and as of the Closing Date as if made at and as of such date except to the extent that such representations and warranties speak of an earlier date (in which case, on and as of such date), and Verso shall have received a certificate (the "ACQUISITION CORP. CERTIFICATE") of the President of Acquisition Corp. to that effect;

                  (b) at the Closing, Gomez shall have executed and delivered to Verso a Guaranty in the form of the attached Exhibit F; and

                  (c) at the Closing, Verso shall have executed and delivered to Verso a Stock Pledge Agreement in the form of the attached Exhibit G.

         6.3. CONDITIONS TO ACQUISITION CORP.'S OBLIGATIONS. Unless waived by Acquisition Corp., the obligations of Acquisition Corp. to effect the Merger shall be subject to the fulfillment at or before the Closing Date of the conditions that:

                  (a) Verso and Senercomm shall have performed in all material respects their agreements contained in this Agreement required to be performed on or before the Closing Date and the representations and warranties of Verso and Senercomm contained in this Agreement shall be true and correct on and as of the Closing Date as if made at and as of such date except to the extent that such representations and warranties speak of an earlier date (in which case, on and as of such date) except for such failures to perform or to be true and correct that would not reasonably be expected to result in a Senercomm Material Adverse Effect, and Acquisition Corp. shall have received a certificate (the "VERSO CERTIFICATE") of the Chairman of the Board or Chief Financial Officer of Verso to that effect;

                  (b) the liens of PNC upon the assets of Senercomm and the Senercomm Stock shall have been removed;

                  (c) at the Closing, Verso shall have executed and delivered to the Surviving Corporation on behalf of itself, its subsidiaries and its affiliates, a certificate of cancellation of all intercompany debt, provided however, the certificate shall specifically exclude the trade payable obligations of AremisSoft Corporation or its affiliates ("AremisSoft") to Senercomm that were assumed by AremisSoft when it acquired certain non-U.S. subsidiaries of Verso; and

                  (d) at the Closing, Verso shall have executed and delivered to the Surviving Corporation a Covenant Not to Compete in the form of the attached Exhibit H;

                  (e)      except as is contemplated in the last paragraph of
         Section 4.1, there shall have been no change in the business, assets or liabilities of Senercomm, or any affairs, prospects or other matters concerning Senercomm resulting in a Senercomm Material Adverse Effect; and

                  (f) Acquisition Corp. shall have completed its due diligence of Senercomm's corporate minute books and records and tax returns as it deems reasonably necessary.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1. TERMINATION. This Agreement may be terminated at any time before the Closing Date by the mutual written consent of the parties or as follows:

                  (a)      Verso and Senercomm may terminate this Agreement:

                           (i) if the Merger is not completed by January 10, 2001 (the "TERMINATION DATE") (unless due to a delay or default on the part of Verso or Senercomm);

                           (ii) upon a material breach of a representation or warranty of Acquisition Corp. contained in this Agreement which has not been cured in all material respects by the Termination Date; or

                           (iii) if Acquisition Corp. (A) fails to perform in any material respect any of its material covenants contained in Articles I or V of this Agreement and (B) does not cure such default in all material respects by the Termination Date.

                  (b)      Acquisition Corp. may terminate this Agreement:

                           (i) if the Merger is not completed by the Termination Date (unless due to a delay or default on the part of Acquisition Corp.);

                           (ii) upon a material breach of a representation or warranty of Verso and Senercomm contained in this Agreement, which has not been cured in all material respects by the Termination Date; or

                           (iii) if Verso and Senercomm (A) fail to perform in any material respect any of their material covenants contained in Articles I, IV or V of this Agreement and (B) do not cure such default in all material respects by the Termination Date.

         7.2. EFFECT OF TERMINATION. If this Agreement is terminated by Acquisition Corp., Verso or Senercomm pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the parties and their respective officers or directors (except this Section 7.2 which shall survive the termination). Nothing in this Section 7.2 shall relieve any party from liability for any willful and intentional breach of any covenant or agreement of such party contained in this Agreement. The parties agree that, before Closing, the sole and exclusive remedy with respect to a breach by the other party of a representation or warranty contained herein shall be the right to terminate this Agreement in accordance with and subject to the provisions of this Article VII; provided, however, that a termination of this Agreement shall not relieve any party from any liability for damages incurred as a result of a breach by such party of its covenants hereunder occurring before such termination. The parties agree never to institute, directly or indirectly, any action or proceeding of any kind against the other party based on or arising out of, or in any manner related to, the breach of a representation or warranty contained herein if this Agreement is terminated pursuant to Section 7.1.

         7.3. AMENDMENT. This Agreement may not be amended except, in the case of Verso or Senercomm, by action taken by its board of directors or a duly authorized committee thereof and in the case of Acquisition Corp. by action taken by its board of directors or a duly authorized committee thereof. This Agreement may only be amended by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law. Such amendment may take place at any time before the Closing Date.

         7.4. WAIVER. At any time before the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

              NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         8.1. Survival of Representations and Warranties. The representations and warranties contained in Sections 2.1, 2.2, 3.1, 3.2 and 3.3 shall survive the Closing and shall continue in effect until the expiration of the applicable statute of limitation. All other representations and warranties shall expire on the third anniversary of the Closing Date. The foregoing limitations on the survival of the representations and warranties of Acquisition Corp., Verso and Senercomm shall not apply to any representations or warranties actually known by Acquisition Corp. or Verso and Senercomm when made to be false in any material respect. All covenants of the parties described in Article V shall survive the Closing Date indefinitely.

         8.2. RELIANCE. If either Acquisition Corp., Verso or Senercomm acquires knowledge at any time before the Closing that any representation or warranty made by another party is untrue or incorrect, and further, if the party acquiring the knowledge does not notify the other party of such matter in a timely manner before the Closing so as to afford the other party an opportunity to correct such matter, then the party not so notified may reduce its obligation to indemnify the party which acquired the knowledge for the damages it sustains directly or proximately as a result of the matter which makes the representation or warranty in question untrue or incorrect by an amount equal to the amount by which the party not so notified could have avoided or mitigated such damages if they had been timely notified by the party acquiring the knowledge.

         8.3. Nature of Statements. As used in this Agreement, "knowledge", "known," or words of similar import mean (a) as they relate to Verso, the actual knowledge of Steven A. Odom or Juliet M. Reising, or the existence of any facts which Steven A. Odom or Juliet M. Reising reasonably should be expected to know after reasonable diligent inquiry and investigation, including, without limitation, inquiry of officers and management-level employees of Senercomm, or as officers or directors of Verso, and (b) as they relate to the Management Group, actual knowledge of any member of the Management Group or the existence of any facts which any of such members reasonably should be expected to know, after reasonable diligent inquiry and investigation, including, without limitation, inquiry of officers and management-level employees of Senercomm. As used in this Agreement, "probable" means that the likelihood of an opposite outcome appears at the time of determination to be remote.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1 INDEMNIFICATION BY VERSO. Verso shall indemnify and hold harmless the Surviving Corporation and its affiliates, successors and assigns from and against any and all damages, penalties, costs and expenses suffered by the Surviving Corporation ("SURVIVING CORPORATION INDEMNIFIABLE DAMAGES") that are caused by, arise out of or are in respect of (i) any material breach or default in the performance by Verso or Senercomm of any covenant or agreement made in this Agreement, (ii) any material breach of any warranty or inaccurate or erroneous representation made by Verso or Senercomm in this Agreement, the Disclosure Schedule or the Verso Certificate (collectively, "SURVIVING CORPORATION INDEMNIFIABLE CLAIMS"). If the Surviving Corporation becomes aware of a matter for which it may seek indemnification hereunder, it shall promptly notify Verso and afford Verso a reasonable opportunity, if Verso so chooses, to make appropriate arrangements, at Verso's expense and under Verso's direction, to rectify the problem which has led to the breach. Except for actions for injunctive or equitable relief in which no money damages are sought, the indemnification obligation contained in this Section 9.1 shall be the Surviving Corporation's sole and exclusive remedy against Verso for any Surviving Corporation Indemnifiable Claims.

         9.2 INDEMNIFICATION BY THE SURVIVING CORPORATION. The Surviving Corporation shall indemnify and hold harmless Verso and its affiliates, successors and assigns from and against any and all damages, penalties, costs and expenses suffered by Verso ("VERSO INDEMNIFIABLE DAMAGES") which are caused by, arise out of or are in respect of (i) any material breach or default in the performance by Acquisition Corp. of any covenant or agreement made by Acquisition Corp. in this Agreement or in any ancillary agreement; (ii) any material breach of any warranty or inaccurate or erroneous representation made by Acquisition Corp. in this Agreement or the Acquisition Corp. Certificate; and
(iii) any third party liability arising from the operations of Senercomm after the Closing Date (collectively, "VERSO INDEMNIFIABLE CLAIMS"). If Verso becomes aware of a matter for which it may seek indemnification hereunder, it shall promptly notify the Surviving Corporation and afford the Surviving Corporation a reasonable opportunity, if the Surviving Corporation so chooses, to make appropriate arrangements, at the Surviving Corporation's expense and under the Surviving Corporation's direction, to rectify the problem which has led to the breach. Except for actions for injunctive or equitable relief in which no money damages are sought, the indemnification obligation contained in this Section 9.2 shall be Verso's sole and exclusive remedy against the Surviving Corporation for any Verso Indemnifiable Claims.

         9.3      THIRD PARTY CLAIMS.

                  (a) If any party (a "THIRD-PARTY INDEMNIFIED PARTY") becomes aware of a fact, circumstance, claim, situation, demand or other matter which could result in a liability owed by the Third-Party Indemnified Party to a third party or a claim otherwise advanced by a third party against the Third-Party Indemnified Party (any such item being herein called a "THIRD PARTY CLAIM"), the Third-Party Indemnified Party, shall give prompt written notice of the Third Party Claim to the party obligated to provide indemnity with respect to such Third Party Claim (the "THIRD-PARTY INDEMNIFYING PARTY"), requesting indemnification therefor, specifying the nature of and specific basis for the Third Party Claim and the amount or estimated amount thereof to the extent then feasible; provided, however, a failure to give such notice will not waive any rights of the Third-Party Indemnified Party except to the extent the rights of the Third-Party Indemnifying Party are actually prejudiced by such failure. The Third-Party Indemnifying Party shall have the right to assume the defense or investigation of such Third Party Claim and to retain counsel and other experts to represent the Third-Party Indemnified Party and shall pay the fees and disbursements of such counsel and other experts. If within 30 days after receipt of the request the Third-Party Indemnifying Party fails to give notice to the Third-Party Indemnified Party that the Third-Party Indemnifying Party assumes the defense or investigation of the Third Party Claim, the Third-Party Indemnified Party may retain counsel and other experts (whose fees and disbursements shall be at the expense of the Third-Party Indemnifying Party) to file any motion, answer or other pleading and take such other action which the Third-Party Indemnified Party reasonably deems necessary to protect its interests or those of the Third-Party Indemnifying Party until the date on which the Third-Party Indemnified Party receives such notice from the Third-Party Indemnifying Party. If the Third-Party Indemnifying Party assumes the defense or investigation and retains such counsel and other experts, the Third-Party Indemnified Party shall have the right to retain its own counsel and other experts, but the fees and expenses of such counsel and other experts shall be at the expense of the Third-Party Indemnified Party unless (i) the Third-Party Indemnifying Party and the Third-Party Indemnified Party mutually agree to the retention of such counsel and other experts or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Third-Party Indemnifying Party and the Third-Party Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel retained by the Third-Party Indemnifying Party, be inappropriate due to actual or potential differing interests between them.

                  (b) If requested by the Third-Party Indemnifying Party, the Third-Party

         Indemnified Party agrees to cooperate with the Third-Party Indemnifying Party and its counsel in contesting any Third Party Claim which the Third-Party Indemnifying Party defends, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. No Third Party Claim may be settled by the Third-Party Indemnified Party without the consent of the Third-Party Indemnifying Party, which consent will not be unreasonably withheld. Unless the Third-Party Indemnifying Party agrees in writing that the damages to the Third-Party Indemnified Party resulting from such settlement are fully covered by the indemnities provided herein and that such damages are fully compensable in money, no Third Party Claim may be settled without the consent of the Third-Party Indemnified Party, which consent will not be unreasonably withheld. Except with respect to settlements entered without the Third-Party Indemnified Party's consent pursuant to the immediately preceding sentence, to the extent it is determined that the Third-Party Indemnified Party has no right under this Article IX to be indemnified by the Third-Party Indemnifying Party, the Third-Party Indemnified Party shall promptly pay to the Third-Party Indemnifying Party any amounts previously paid or advanced by the Third-Party Indemnifying Party with respect to such matters pursuant to this Article IX.

                  (c) After the delivery of a notice of a Third Party Claim hereunder, at the reasonable request of the Third-Party Indemnifying Party the Third-Party Indemnified Party shall grant the Third-Party Indemnifying Party and its representatives full and complete access to the books, records and properties of the Third-Party Indemnified Party to the extent reasonably related to the matters to which the notice relates. The Third-Party Indemnifying Party will not disclose to any third person (except its representatives) any information obtained pursuant to the preceding sentence which is designated as confidential by the Third-Party Indemnified Party and which is not otherwise generally available to the public, except as may be required by applicable law. The Third-Party Indemnifying Party shall request its representatives not to disclose any such information (except as it may be required by applicable law). All such access shall be subject to the normal safety regulations of the Third-Party Indemnified Party, and shall be granted under conditions which will not unreasonably interfere with the business and operations of the Third-Party Indemnified Party.

         9.4 CLAIMS BETWEEN THE PARTIES. If any party (an "INTER-PARTY INDEMNIFIED PARTY") becomes aware of a fact, circumstance, claim, situation, demand or other matter (other than a Third Party Claim) for which it or any other Inter-Party Indemnified Party has been or could be indemnified under this
Article IX and which has resulted or could result in a liability (any such items being herein called an "INTER-PARTY CLAIM") being owed to the Inter-Party Indemnified Party by another party (the "INTER-PARTY INDEMNIFYING PARTY"), the Inter-Party Indemnified Party shall give prompt written notice to the Inter-Party Indemnifying Party of the Inter-Party Claim, stating the nature and basis of the Inter-Party Claim and the amount claimed thereunder, together with supporting information to the Inter-Party Claim, if any. If the Inter-Party Indemnifying Party does not notify the Inter-Party Indemnified Party within 30 days from the date such Inter-Party Claim notice is given that it disputes the Inter-Party Claim, the amount of the Inter-Party Claim shall conclusively be deemed to be a liability of the Inter-Party Indemnifying Party hereunder. If the Inter-Party Indemnifying Party provides written notice to the Inter-Party Indemnified Party within such 30 day period that it contests such indemnity, the parties shall attempt in good faith to resolve the dispute with regard thereto within 30 days of delivery of the Inter-Party Indemnifying Party's notice. If the parties cannot reach agreement within such 30 day period, the matter shall be resolved pursuant to and in accordance with Section 10.3 hereof.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), dispatched via courier such as Federal Express or the like, or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) If to Acquisition Corp., or to the Surviving Corporation after the Effective Time, to:

                           SS & Co., Inc.
                           Attn: Larry Gomez
                           3930 RCA Blvd., Suite 3004
                           Palm Beach Gardens, FL 33410
                           Fax no.: 561-775-0744

                           with a required copy to:

                           William J. Payne
                           11211 Prosperity Farms Road, Suite B-106
                           Palm Beach Gardens, FL 33410
                           Fax no.: 561-625-5979

                  (b)      If to Verso, or to Senercomm before the Effective
         Time, to:

                           Verso Technologies, Inc.
                           Attn: Juliet M. Reising, Chief Financial Officer 400 Galleria Parkway, Suite 300
                           Atlanta, GA 30339
                           Fax no.: 678-589-3750

                           with a required copy to:

                           Jaffe, Raitt, Heuer & Weiss, Professional Corporation
                           Attn: William E. Sider, Esq.

                           One Woodward Ave., Suite 2400
                           Detroit, Michigan 48226-3418
                           Fax: 313-961-8358

         10.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

         10.3 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF FLORIDA. THE EXCLUSIVE VENUE FOR THE ADJUDICATION OF ANY DISPUTE OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE THEREOF SHALL BE LOCATED IN PALM BEACH COUNTY, FLORIDA, AND THE PARTIES HERETO AND THEIR AFFILIATES EACH CONSENT TO AND HEREBY SUBMIT TO ADJUDICATION IN PALM BEACH COUNTY, FLORIDA.

         10.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         10.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in Sections 5.6 and 5.7 (which are intended to and shall create third party beneficiary rights if the Merger is consummated), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. The rights of any third party beneficiary hereunder are not subject to any defense, offset or counterclaim.

                           (Intentionally Left Blank)


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

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and attested to as of the date first written above.

                                     ACQUISITION CORP.:

                                     SS & CO., INC.,
                                     a Florida corporation


                                     By: /s/ Larry Gomez
                                        ----------------------------------------
                                     Its: Chairman
                                         ---------------------------------------

                                     SENERCOMM:

                                     SENERCOMM, INC.,
                                     a Florida corporation


                                     By: /s/ Larry Gomez
                                        ----------------------------------------
                                     Its: President
                                         ---------------------------------------

                                     VERSO:

                                     VERSO TECHNOLOGIES, INC.,
                                     a Minnesota corporation


                                     By: /s/ Juliet M. Reising
                                        ----------------------------------------

                                     Its: Executive Vice President and CFO
                                         ---------------------------------------

                                     GOMEZ, WITH RESPECT TO SECTION 4.2 ONLY:

                                     /s/ Larry Gomez
                                     -------------------------------------------
                                     Larry Gomez


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